Exhibit 10.3

ESSENDANT INC.
2015 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”), effective as of [DATE] (the “Award Date”), is by and between [[FIRSTNAME]] [[LASTNAME]] (the “Participant”), and Essendant Inc., a Delaware corporation (the “Company”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2015 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee determined that the Participant should receive an award on the Award Date of restricted stock units under the Plan, on the following terms and conditions:

1.

Grant.  The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) of [[SHARESGRANTED]] restricted stock units, each representing the right to receive one share of Stock as provided in Section 5 of this Agreement.  The Award will be subject to the terms and conditions of the Plan and this Agreement.  Restricted stock units that are subject to the terms and conditions of this Agreement are referred to as the “Units.”  The Company will establish a bookkeeping account in the Participant’s name to reflect the number of Units credited to the Participant.

2.

No Rights as a Stockholder.  The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock.  The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.

Vesting; Effect of Date of Termination.  The Participant’s Units will vest in three annual increments of one-third of the Units on each of [DATE], [DATE], and [DATE] (each, a “Scheduled Vesting Date”). If the Participant’s Date of Termination occurs for any reason before all of the Participant’s Units have become vested under this Agreement, the Participant’s Units that have not theretofore become vested will be forfeited on and after the Participant’s Date of Termination, subject to the following:

(a)

If the Participant’s Date of Termination occurs by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 3(e)), then 100% of the Units that have not otherwise vested under this Agreement will become fully vested as of the Participant’s Date of Termination.

(b)

If the Participant’s Date of Termination occurs by reason of the Participant’s Retirement (as defined in paragraph 3(f)), then the unvested Units at that time will continue to vest on the remaining Scheduled Vesting Dates, but only if the following conditions have been satisfied: (i) the Participant has provided the Company with written notice of his or her intent to retire at least three months prior to the Participant’s Date of Termination (but such advance notice shall not be required if the Retirement occurs as a result of Participant’s involuntary termination of employment without Cause, Participant’s death or Permanent and Total Disability, or Participant’s termination of employment for Good Reason); and (ii) the Participant executes a release of claims and an agreement not to compete in such forms as the Company may reasonably prescribe, and such release and agreement have become fully effective within 60 days following the Participant’s Date of Termination. If the conditions described in the preceding sentence are not satisfied, any unvested Units shall be forfeited.

(c)	If a Change of Control occurs either (i) after the Award Date and prior to the Participant’s Date of Termination, or (ii) after the Participant’s Retirement but prior to full vesting

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hereunder, and if following the Change of Control the surviving company assumes and continues in full force and effect the Company’s rights and obligations under this Agreement or substitutes for this Agreement a substantially similar award that will be settled in the surviving company’s stock, then (A) 50% of the Units that have not otherwise vested under this Agreement will become fully vested as of the date of such event; and (B) the portion of the Units that does not vest in accordance with the preceding clause (A) shall be subject to the vesting provisions of this Agreement without regard to the acceleration of vesting under clause (A). If following the applicable Change of Control the surviving company does not assume and continue in full force and effect the Company’s rights and obligations under this Agreement or substitute for this Agreement a substantially similar award that will be settled in the surviving company’s stock, then 100% of the Units that have not otherwise vested under this Agreement will become fully vested as of the date of such event. For the avoidance of doubt, the provisions of this paragraph 3(c) will apply after the Participant’s Retirement only if the conditions set forth in paragraph 3(b) have been satisfied in connection with such Retirement.

(d)

If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination, and if following the Change of Control the surviving company assumes and continues in full force and effect the Company’s rights and obligations under this Agreement or substitutes for this Agreement a substantially similar award that will be settled in the surviving company’s stock, and if, during the two-year period following the date of such Change of Control the Participant’s Date of Termination occurs by reason of termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, then the Units that have not otherwise vested under this Agreement will be fully vested as of the Participant’s Date of Termination.

(e)

For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his or her duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(f)

For purposes of this Agreement, “Retirement” means the Participant’s termination of employment (as described in the definition of “Date of Termination” in the Plan) occurring after the Participant has reached age 60 and, as of such Date of Termination, has completed at least five years of continuous Service with the Company and its Subsidiaries.

(g)

For purposes of this Agreement, a Change of Control shall be deemed to have occurred only if such event would also be deemed to constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to the Company. To the extent necessary to comply with Code Section 409A, for purposes of paragraph 3(c) hereof, if following the applicable Change of Control the surviving company does not assume and continue in full force and effect the Company’s rights and obligations under this Agreement or substitute for this Agreement a substantially similar award that will be settled in the surviving company’s stock, such that 100% of the Units that have not otherwise vested under this Agreement will become fully vested as of the date of such event, such accelerated full vesting shall be accomplished pursuant to the applicable acceleration provisions of Treas. Reg. Section 1.409A-3(j)(4)(ix)(B), and the Company shall take, or shall cause its successor to take, all such action as may be required to comply with such provisions.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if and to the extent the Participant’s Units are forfeited as provided herein.

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4.

Dividend Equivalents.  If cash dividends are paid on the Stock on or after the Award Date, then the Company shall credit to the Participant’s account, as of any dividend payment date, a number of additional Units.  The number of additional Units so credited will be equal to (i) the total number of Units previously credited to the Participant’s account under this Award (including any Units previously credited pursuant to this Section 4), multiplied by (ii) the per share dollar amount of the cash dividend paid on that date, and such amount shall then be divided by (iii) the Fair Market Value of a share of Stock on that date.  Any additional Units so credited shall be subject to the same terms and conditions as the Units to which such additional Units relate, and will be forfeited if the Units with respect to which such additional Units were credited are forfeited.

5.

Settlement of Units.  As soon as administratively practicable after the applicable Scheduled Vesting Date, but in no event more than 75 days after any such date, the Company shall cause to be delivered to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one share of Stock in payment, settlement and full satisfaction of each vested Unit.  Such shares shall be delivered (i) by delivering a stock certificate evidencing such shares, or (ii) by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company.  If the number of vested Units at the time of settlement includes a fractional Unit, the Company will deliver a number of shares equal to the number of whole Units and settle any fractional Unit in cash.

6.

Restrictive Covenants; Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover the Award granted or paid under this Agreement to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company. Furthermore, and in consideration of the grant of the Award under the terms of this Agreement and in recognition of the fact that Participant has received and will receive Confidential Information (as defined in paragraph 6(e)(iv)) during Participant’s Service (as defined in paragraph 6(e)(v)), Participant agrees to be bound by the restrictive covenants set forth in paragraphs 6(a), 6(b), 6(c), and 6(d), below (the “Restrictive Covenants”). In addition, but subject to the last sentence of this paragraph, Participant agrees that if Participant violates any provision of such Restrictive Covenants, then (i) all unvested Units shall immediately be forfeited back to the Company, and (ii) any Units that have vested at any time during the three-year period immediately preceding the date on which such violation occurred, or any shares of Stock issued in respect of such Units, shall immediately be forfeited back to the Company (collectively, the “Forfeited Shares”). Subject to the last sentence of this paragraph, Participant hereby agrees that upon demand from the Company at any time after discovery of the violation of a Restrictive Covenant or imposition of a claw back, (A) Participant shall pay to the Company an amount equal to the proceeds Participant has received from any sales or distributions of Forfeited Shares, and (B) if Participant still holds all or any part of the Forfeited Shares at the time the Company makes such demand, Participant shall either (1) deliver to the Company all such unsold Forfeited Shares or (2) pay to the Company the aggregate fair market value of such Forfeited Shares as of the date of the Participant’s receipt of the Company’s demand. Subject to the last sentence of this paragraph and any applicable limitations of Code Section 409A, by accepting this Agreement, Participant consents to a deduction from any amounts the Company owes Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of the amounts Participant owes the Company under this Section 6. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes pursuant to this Section 6, Participant hereby agrees to pay immediately the unpaid balance to the Company. Notwithstanding the foregoing, if and to the extent that a violation of a Restrictive Covenant is curable at the time of discovery by the Company, Participant will not be deemed to have violated such Restrictive Covenant unless and until the Company gives Participant written notice of such violation and Participant fails to cure such violation within 30 calendar days after receipt of such written notice.

(a)	Confidential Information. Participant acknowledges that during the course of his or her Service, he or she has received and will receive Confidential Information. Participant further

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acknowledges that he or she has received a copy of the Company’s Confidentiality and Nondisclosure Policy. Participant acknowledges and agrees that it is his or her responsibility to protect the integrity and confidential nature of the Confidential Information, both during and after his or her Service, and Participant shall not directly or indirectly use, disclose, disseminate, or otherwise make available any such Confidential Information, either during or after the term of his or her Service, except as necessary for the performance of his or her duties to the Company or as expressly permitted in writing by the Company.

(b)

Competitive Activities. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever (including Retirement), Participant shall not engage in any Competitive Activity (as defined in paragraph 6(e)(iii)). Participant’s obligations under this paragraph 6(b) shall apply in any geographic territory in which the Company conducts its business during the term of the Participant’s Service. In the event that any portion of this paragraph 6(b) shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c)	Non-Solicitation. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not:

(i)

solicit, induce or attempt to solicit or induce any employee, consultant, or independent contractor of the Company (each, a “Service Provider”) to leave or otherwise terminate such Service Provider’s relationship with the Company, or in any way interfere adversely with the relationship between any such Service Provider and the Company;

(ii)

solicit, induce or attempt to solicit or induce any Service Provider to work for, render services to, provide advice to, or supply Confidential Information or trade secrets of the Company to any third person, firm, or entity;

(iii)	employ, or otherwise pay for services rendered by, any Service Provider in any business enterprise with which Participant may be associated, connected or affiliated;

(iv)

call upon, induce or attempt to induce any current or potential customer, vendor, supplier, licensee, licensor or other business relation of the Company for the purpose of soliciting or selling products or services in direct competition with the Company or to induce any such person to cease or refrain from doing business with the Company, or in any way interfere with the then-existing or potential business relationship between any such current or potential customer, vendor, supplier, licensee, licensor or other business relation and the Company;

(v)

call upon any entity that is a prospective acquisition candidate that Participant knows or has reason to know was called upon by the Company or for which the Company made an acquisition analysis for the purpose of acquiring such entity; or

(vi)

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant

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will not, directly or indirectly, induce any Service Provider of the Company to carry out any such activity.

(d)

Other Restricted Activities. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not engage in any other activity that is inimical, contrary or harmful to the interests of the Company including, but not limited to, (i) conduct related to Participant’s Service for which either criminal or civil penalties against Participant may be sought, (ii) violation of Company policies, including, without limitation, the Company’s insider trading policy, or (iii) participating in a hostile takeover attempt.

(e)	Definitions. For purposes of this Section 6, the following terms shall have the following definitions:

(i)	The term “Company” shall include any Subsidiary of the Company that may exist at a given time.

(ii)

The term “Competing Business” shall mean any business activities that are directly or indirectly competitive with the business conducted by the Company or its Subsidiaries at or prior to the date of the termination of Participant’s Service, all as described in the Company’s periodic reports filed pursuant to the Exchange Act (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information.

(iii)

The term “Competitive Activity” shall mean directly or indirectly investing in, owning, operating, financing, controlling, or providing services to a Competing Business if the nature of such services are the same as or similar in position scope and geographic scope to any position held by Participant during the last two years of his or her employment with the Company, such that Participant’s engaging in such services on behalf of a Competing Business does or may pose competitive harm to the Company, provided that passive investments of less than a 2% ownership interest in any entity that is a Competing Business will not be considered to be a “Competitive Activity.”

(iv)

The term “Confidential Information” has the meaning set forth in the Company’s Confidentiality and Nondisclosure Policy. Confidential Information includes not only information contained in written or digitized Company documents but also all such information that Participant may commit to memory during the course of his or her Service. “Confidential Information” does not include information that is available in reasonably similar form to the general public through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(v)

Participant will be deemed to be in “Service” to the Company so long as he or she renders continuous services on a periodic basis to the Company in the capacity of an employee, director, consultant, independent contractor, or other advisor (but, in the case of Participant’s continued Service as a consultant, independent contractor, or other advisor, only as determined by the Committee or the Board, in its sole and absolute discretion, following Participant’s initial Service as an employee or director).

(f)

Equitable Relief; Enforceability. By accepting this Agreement and the Units granted hereby, Participant agrees that the Restrictive Covenants set forth in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company. In the event a violation of any of the restrictions contained in this Section 6 is established, the Company shall be entitled to seek enforcement of the provisions of this Section 6 through

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proceedings at law or in equity in any court of competent jurisdiction, including preliminary and permanent injunctive relief. In the event of a violation of any provision of paragraphs (b), (c), or (d) of this Section 6, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith. Participant is aware that there may be defenses to the enforceability of the Restrictive Covenants set forth in this Section 6, based on time or territory considerations, and Participant knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waives any and all such defenses and agrees that he or she will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing the Restrictive Covenants.

(g)

DTSA Disclosure. Participant is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

(i)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.

Compliance with Laws.  Despite the provisions of Section 5 hereof, the Company is not required to deliver any shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.
9.

Non-transferability.  Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock delivered in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution.  Delivery of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof.  The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein.  Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

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10.

Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan and to make all interpretations and determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recovery of payments pursuant to Section 6 or otherwise. Any interpretations of the Plan or this Agreement by the Committee and any decisions made by it under the Plan or this Agreement are final and binding on the Participant and all other persons. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

11.

Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

12.

Sole Agreement.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company.  In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan.  This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

13.

Binding Effect.  This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

14.

Amendment and Waiver.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person.  No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

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in witness whereof, the Company and the Participant have duly executed this Agreement as of the Award Date.

ESSENDANT INC.PARTICIPANT

By:

Charles Crovitz_______________________________

Chairman of the Board[[FIRSTNAME]] [[LASTNAME]]

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